UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2010

SPEEDUS CORP.
(Exact name of registrant as specified in charter)

Delaware	000-27582	13-3853788
(State or other jurisdiction of incorporation)	(Commission Identification No.)	(IRS Employer File Number)

1 Dag Hammarskjold Blvd. Freehold, New Jersey	07728
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:
(888)-773-3669 Ext. 23

Not Applicable
(Former name or former address, if changed from last report)

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

Speedus Corp. (OTCQB: SPDE) (the "Company") today announced that trading of shares of the Company's common stock will be transferred from The NASDAQ Stock Market to the OTCQB™ Marketplace beginning today, July 30, 2010. Investors will be able to easily trade the Company’s stock in this marketplace, where Speedus’ ticker symbol will continue to be SPDE. The OTCQB market tier was recently introduced to better distinguish OTC securities that are registered and fully reporting with the Securities and Exchange Commission (the “SEC”) or a U.S. banking or insurance regulator. Investors can now view real time stock quotes for SPDE at http://www.otcmarkets.com.

"Considering our company’s current size and ongoing efforts to reduce expenses, the significant cost and time savings associated with this move will allow us to dedicate more financial and managerial resources toward completing one or more of the material transactions which are currently under negotiation, and growing sales of our innovative products which were just recently introduced to the global market,” commented Speedus CEO Shant Hovnanian.

On July 27, 2010, the Company received a letter from The NASDAQ Stock Market advising that the Company has not met the deadline for complying with the stockholders’ equity requirement of NASDAQ Listing Rule 5550.  Accordingly, trading of the Company's common stock on The NASDAQ Stock Market will be suspended at the opening of business today, July 30, 2010.  In light of the benefits associated with moving to the OTCQB, Speedus has elected not to appeal this decision.

In related news, the Company also announced today that the recently signed Letter of Intent with Dubai-based Hye Mar Holdings Ltd. (“HMH”) for a proposed $4.0 million equity investment into Speedus was not completed. The investment contemplated in this Letter of Intent was subject to a number of conditions which were not mutually agreed upon and the Letter of Intent has expired.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press release dated July 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Speedus Corp.

By: /s/ John A. Kallassy
Name: John A. Kallassy
Title: Chief Financial Officer
Date: July 30, 2010

EXHIBITS INDEX

EXHIBIT
NUMBER	TITLE OF DOCUMENT

99.1	Press release dated July 30, 2010